EXHIBIT 99.2

Ennis Business Forms Inc. Announces An Agreement to Acquire American Forms,
Inc.

DESOTO, Texas-(BUSINESS WIRE)-Nov 5, 1999-Keith S. Walters, Chairman and Chief Executive Officer, announced today that Ennis Business Forms, Inc. has entered into an agreeement to purchase the assets and business of American Forms, Inc. a San Antonio, Texas based manufacturer of business forms. In its most recent fiscal year, American Forms, Inc. had sales of approximately $4.5 million. The anticipated closing date is November 15, 1999. Terms of the transaction were not disclosed.

This acquisition complements the Company's market presence in the San Antonio metro market, and is expected to enhance American Forms ability to serve its existing customer base.

Ennis Business Forms, Inc., (NYSE:EBF) is one of the largest private-label printed business products supplier in the United States. Headquartered in DeSoto, Texas, the Company has at November 1, 1999, 16 production facilities located in 11 states, strategically located to serve the Company's national network of distributors. Ennis offers an extensive product line from simple to complex forms, laser cut-sheets, tags, labels, presentation folders, commercial printing, advertising specialties and screen printed products that can be designed to customer needs. In addition, Ennis maintains highly proficient regional Customer Sales Centers to support distributors in their business efforts.


     CONTACT:    Ennis Business Forms Inc., DeSoto
                 Keith S. Walters, 800/752-5386